UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

NUTRITION 21, INC.
(Name of Issuer)

Common Stock,  $0.005 par value
(Title of Class of Securities)

00163N 10 2

 (CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|x| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
00163N 10 2
--------------------------------------------------------------------------------
1) Names of Reporting Persons. Wyeth LLC
I.R.S. Identification Nos. of Above Persons (entities only) 13-2526821
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a) |_|
(b) |_|
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power -0-
6. Shared Voting Power 3,478,261 as of October 15, 2009
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 3,478,261 as of October 15, 2009

--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person    3,478,261 as of October 15, 2009
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) |_|

--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Item 9     4.63% as of October 15, 2009
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

NUTRITION 21, INC.
(Name of Issuer)
Common Stock, $0.005 par value
(Title of Class of Securities)
00163N 10 2
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|x| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
00163N 10 2
--------------------------------------------------------------------------------
1) Names of Reporting Persons. Pfizer Inc.
IRS Identification Nos. of Above Persons (entities only) 13-5315170
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a) |_|
(b) |_|
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power -0-
6. Shared Voting Power 3,478,261 as of October 15, 2009
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 3,478,261 as of October 15, 2009

--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person 3,478,261 as of October 15, 2009
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) |_|

--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Item 9        4.63%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

ITEM 1.

(A) NAME OF ISSUER: NUTRITION 21, INC.
(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE: 4 Manhattanville Road, Purchase, NY 10577-2197

ITEM 2.

(A) NAME OF PERSONS FILING: This statement is being filed by Pfizer Inc., a Delaware corporation (Pfizer), and Wyeth LLC, a Delaware limited liability company (Wyeth). Wyeth is an indirect wholly-owned subsidiary of Pfizer. The securities reported herein are directly owned by Wyeth.
(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:
235 E. 42nd Street, New York, NY 10017
(C) CITIZENSHIP: DELAWARE
(D) TITLE OF CLASS OF SECURITIES: COMMON STOCK
(E) CUSIP NUMBER: 00163N 10 2

ITEM 3. STATEMENT FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C)
Not applicable.

ITEM 4. OWNERSHIP.

(a) Amount beneficially owned: 3,478,261 as of October 15, 2009
(b) Percent of class:  4.63% as of October 15, 2009
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: -0-
(ii) Shared power to vote or to direct the vote: 3,478,261 as of October 15, 2009
(iii) Sole power to dispose or to direct the disposition of: -0-
(iv) Shared power to dispose or to direct the disposition of:   3,478,261 as of October 15, 2009

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
Not applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                                       Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 19, 2010

Wyeth  LLC
By: /s/ Susan Grant
Name: Susan Grant
Title: Secretary

PFIZER INC.
By: /s/ Lawrence A. Fox
Name: Lawrence A. Fox
Title: Vice President, Assistant General Counsel and
Assistant Secretary